InvenTrust Properties Corp.

June 20, 2019

Daniel J. Busch
[Address]

Dear DJ,

InvenTrust Properties Corp. is pleased to extend you an offer of employment for the position of Chief Financial Officer. In this position, you will be reporting to Tom McGuinness, President and Chief Executive Officer.
The details of our offer are as follows:

Base Salary:
Your annual base salary will be $400,000.00, paid in bi-weekly installments on alternate Fridays, less applicable taxes and withholdings. Your base salary will be reviewed for increase on an annual basis, beginning in early 2020, consistent with the practices of the organization at large and other senior level executives.

Incentive Compensation:
As of your date of hire, you will be eligible to participate in both components of InvenTrust’s discretionary incentive programs including an annual cash bonus, beginning in performance year 2019, and long term incentives (“LTI”).
The target annual discretionary cash bonus for your position is 95% of your base salary. Eligibility for this bonus is based on individual job performance (25%), Company performance (75%) which is comprised of AFFO/share (30%), Same Property NOI Growth (30%), Acquisition Volume (10%) and Disposition Volume (5%) and your continued active employment through the bonus payout date. If earned, your 2019 bonus will be paid in early 2020 and will be pro-rated based on your start date. Performance targets are identified in writing annually and approved by the Board of Directors.
The 2019 annual LTI award for your position is Restricted Stock Units (RSUs) with a value of $600,000. You will be entitled to the full 2019 award so long as employment commences on or before September 3, 2019. Vesting on this award is 50% time based and 50% performance based. The time based portion vests 33% 12/31/19, 33% on 12/31/20 and 34% on 12/31/21. The performance based vesting cliff vests at the end of the three year performance period. The dividend payments on the time based unvested shares will be made on a quarterly basis and those dividends that are performance based vested will be paid at the time the shares vest.
InvenTrust Properties Corp. Executive Severance and Change of Control Plan ("Plan"):
As the CFO, you will be a participant in the Plan along with the other named executive officers of InvenTrust.
Additional Considerations:
You will receive a one-time signing bonus of $150,000 if your employment commences on September 3, 2019. The signing bonus will be subject to applicable taxes and withholdings, payable in two installments the first half paid on the first regular pay date following your date of hire and the remaining portion to be paid on the last payroll of the year (December 20, 2019).
The Company will reimburse for the cost of reasonable and customary relocation costs up to $35,000. Additionally, the company will pay for 2 round trips between Chicago and Southern California (with accommodations) for house hunting purposes and the cost of one-way transportation to Chicago at the time of the final move.
Paid Time Off:
The Company provides paid time off for holidays, floating holidays, vacation and sick days.

•	InvenTrust Properties observes nine (9) company holidays per year.

•	Officers of the Company are awarded five (5) floating holidays for every 12 months of employment which are awarded on your date of hire and anniversary date in subsequent years.

•	You are entitled to three (3) weeks of vacation per year. Vacation is earned and distributed on an accrual basis in each pay period.

•	Full-time employees are awarded six (6) sick days for every year of employment to a cumulative maximum of 30 days.

•	Additional details on Paid Time Off are available in the Company handbook which may change from time to time

Benefits:
You will be eligible to participate in group insurance and benefit plans available to InvenTrust employees as summarized on the attached Benefits at a Glance document. As a new hire, your eligibility begins on the first day of employment. During your first week of employment, we will review all the benefits programs.

The employment offer is made contingent upon the successful completion of the pre-employment background check, drug test and provision of all necessary documents. InvenTrust is an at-will employer. By your signature you agree to the terms of this offer.

We are pleased that you have considered InvenTrust and are excited to have you as a part of our team. Please do not hesitate to contact me should you have any questions regarding this offer. We look forward to hearing from you soon.

Regards,

Thomas McGuinness

President and Chief Executive Officer

___________________________________________________        __________________________________
Signature of Acceptance                            Date

___________________________________________________
Printed Name